Exhibit (k)

Legal Opinion

Ameritas Life Insurance Corp. 5900 O Street / Lincoln, NE 68510

April 24, 2024

Ameritas Life Insurance Corp.

5900 O Street

P.O. Box 81889

Lincoln, Nebraska 68501

With reference to Post-Effective Amendment 2 to the Registration Statement Number 333-266911 on Form N-6, filed by Ameritas Life Insurance Corp. and Ameritas Life Insurance Corp. Separate Account LLVL with the Securities and Exchange Commission covering Ameritas Advisor ClearEdge VUL flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.	Ameritas Life Insurance Corp. is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue variable life policies by the Insurance Department of the State of Nebraska.

2.     Ameritas Life Insurance Corp. Separate Account LLVL is a duly authorized and existing separate account established pursuant to the provisions of Section 44-402.01 of the Statutes of the State of Nebraska.

3.	The flexible premium variable universal life policies, when issued as contemplated by said Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp.

I hereby consent to the filing of this opinion as an exhibit to said Amendment on Form N-6 Registration Statement.

Sincerely,

/s/ Morgan B.S. Lorenzen

Morgan B.S. Lorenzen
Second Vice President, Assistant General Counsel